UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 8, 2008

EMPIRE RESORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-12522	13-3714474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 N. Green Valley Parkway, Suite 200, Henderson, NV		89074
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 990-3355

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 8, 2008, Empire Resorts, Inc. (the “Company”) entered into an Agreement to Form Limited Liability Company and Contribution Agreement with Concord Associates, L.P. (“Concord”) (the “Contribution Agreement”), pursuant to which the Company and Concord will form a limited liability company (the “LLC”) and enter into an Operating Agreement in connection therewith.  Pursuant to the Contribution Agreement, the Company, together with its subsidiaries, will contribute its gaming and racing licenses and operations at Monticello Gaming and Raceway and Concord will contribute 160 acres of land located in Kiamesha Lake, New York (the “Concord Property”).  Together, the Company and Concord will develop a hotel, convention center, gaming facility and harness horseracing track on the Concord Property (the “Project”).  It is anticipated that funding will either be State of New York supported or will be financed through private sources.

Concord will be responsible for the development of the Project.  Concord’s affiliate, George A. Fuller Company, will be the general contractor.  The Company will be responsible for casino development and for managing and operating the hotel, gaming facility and harness horseracing track. The Company and Concord will share the  fees each earns in connection with their respective development and management efforts, with the Company receiving a preference on the first up to $8 million of distributions under certain circumstances.  Construction fees earned by George A. Fuller Company will not be shared with the Company.

In addition, the Company will receive an option to secure additional funding from Concord pursuant to which the Company may require Concord to purchase 1 million shares of the Company’s common stock for $1 per share, the proceeds of which are to be used exclusively towards the development of the St. Regis Mohawk Tribe’s Class III gaming facility and the Company’s adjacent land at Monticello Raceway.  The Company is also permitted to sell up to 1/3 of its interest in the LLC to the St. Regis Mohawk Tribe.

The closing of the transaction is conditioned on, among other things, (i) distribution to the Company of at least $50 million (less amounts outstanding under the Company’s existing credit facility with Bank of Scotland, which is expected to be assumed by the LLC); (ii) receipt of all necessary approvals for the transfer of the Company’s gaming and racing licenses; (iii) transfer of the Company’s obligations related to its credit facility to the LLC; (iv) entry into construction, development, casino development, casino and hotel management contracts; and (v) approval by the Company’s stockholders, if required.

The Contribution Agreement may be terminated by either the Company or Concord if financing commitments have not been received by June 30, 2008.  If not previously completed, the Contribution Agreement terminates on August 31, 2008, subject to extensions under certain conditions.  The Contribution Agreement may also be terminated by either the Company or Concord if Concord’s management committee has neither approved the transaction nor waived the condition requiring such approval by May 1, 2008, in which case the Company is entitled to a $1.0 million fee.

The foregoing description of the Contribution Agreement does not purport to be complete and is qualified in its entirety by reference to the Contribution Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.  The Contribution Agreement has been included to provide investors and stockholders with information regarding its terms.  It is not intended to provide any other factual information about the Company.  The Contribution Agreement contains representations and warranties that the parties to the Contribution Agreement made to and solely for the benefit of each other, and the assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Contribution Agreement, which schedules are not filed herewith.  Accordingly, investors and stockholders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Contribution Agreement and are modified in important part by the underlying disclosure schedules.

Item 8.01.                                Other Events.

On February 11, 2008, the Company issued a press release announcing the entry into the Contribution Agreement.  A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

The December 31, 2007 deadline for notice of closing under Section 9.01 of that certain Second Amended and Restated Land Purchase Agreement by and between St. Regis Mohawk Gaming Authority (the “Tribe”) and Monticello Raceway Management, Inc., dated as of December 1, 2005, as amended to date, has passed, and the Tribe did not give the Company the notice that would have allowed the Company to adjourn the closing date under that Agreement.  The Company has offered to engage the Tribe in a dialogue with the goal of moving forward together in a mutually beneficial and productive relationship, notwithstanding concerns that the Tribe has raised regarding the participation of the Company in the Project, including allegations by the Tribe  that the Company’s participation in the Project may violate certain agreements between the Company and the Tribe.   The Company does not agree that it has violated any such agreements.

Item 9.01.                                Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Agreement to Form Limited Liability Company and Contribution Agreement, among Concord Associates, L.P. and Empire Resorts, Inc., dated as of February 8, 2008.*

99.1	Press Release dated February 11, 2008.

*	Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPIRE RESORTS, INC.

Dated: February 11, 2008	By:	/s/ David P. Hanlon
Name: David P. Hanlon
Title: Chief Executive Officer